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                                                                      EXHIBIT 11
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                                             THE TJX COMPANIES, INC.
                              DETAILED COMPUTATIONS OF NET INCOME PER COMMON SHARE
                                            PRIMARY AND FULLY DILUTED
                                                    ($000's)


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                                                                  Fiscal Year Ended
                                         -------------------------------------------------------------------
                                         January 27,   January 28,   January 29,   January 30,   January 25,
                                                1996          1995          1994          1993          1992
                                                ----          ----          ----          ----          ----
The computation of net income
  available and adjusted shares
  outstanding follows:
     Net income                          $    26,261   $    82,619   $   124,379   $   102,846   $    20,114

  Add (where dilutive):
     Tax effected interest and
     amortization of debt expense
     on convertible debt                           -             -             -         3,069             -
  Less:
     Preferred stock dividends                (9,314)       (7,156)       (7,156)       (3,939)            -
                                         -----------   -----------   -----------   -----------   -----------

Net income used for primary and
  fully diluted earnings per share
  computation                            $    16,947   $    75,463   $   117,223   $   101,976   $    20,114
                                         ===========   ===========   ===========   ===========   ===========

Weighted average number of common
  shares outstanding                      72,480,593    73,150,681    73,458,973    70,234,156    69,801,734

  Add:
     Actual and assumed exercise of
         options that are common stock
         equivalents, net of treasury
         shares deemed to have been
         repurchased                         253,521       316,322       733,385       659,896       249,101

     Assumed exercise of convertible
         preferred stock for the
         period outstanding                  399,235             -             -             -             -

     Assumed exercise of convertible
         subordinated debentures for the
         period outstanding                        -             -             -     2,979,224             -
                                         -----------   -----------   -----------   -----------   -----------


Weighted average number of common and
  common equivalent shares outstanding,
  used for primary and fully diluted
  earnings per share calculation          73,133,349    73,467,003    74,192,358    73,873,276    70,050,835
                                         ===========   ===========   ===========   ===========   ===========
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